Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2015

January 26, 2016   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Thomas L. Brown — Vice President and Chief Financial Officer

Aaron H. Jacoby — Vice President, Corporate Development

Other Participants

Name	Affiliation

Arash Soleimani	Keefe, Bruyette, & Woods
Randy Binner	FBR Capital Markets & Co.
Jeff Schmidt	William Blair & Company, L.L.C.
Mark A. Dwelle	RBC Capital Markets LLC
Ian Gutterman	Balyasny Asset Management LP

RLI CORP.

Moderator: Aaron Jacoby

January 26, 2016

10:00 a.m. (CT)

Operator:  Good day and welcome, ladies and gentlemen, to the RLI Corporation fourth-quarter earnings teleconference. At this time I would like to inform you that this conference is being recorded and that all participants are in listen-only mode. At the request of the Company, we will open the conference up for questions and answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference RLI management may make comments that reflect their intentions, needs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the Company’s various SEC filings, including the annual Form 10-K which should be reviewed carefully. The Company has filed the Form 8-K with the Securities and Exchange Commission that contains the press release announcing fourth-quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performance across reporting periods but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company’s website at www.rlicorp.com.

I will now turn the conference over to RLI’s Vice President Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Good morning to everyone. Welcome to the RLI earnings call for the fourth quarter of 2015. Joining me on today’s call are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial officer. I’m going to turn the call over to Tom first to give some brief opening comments on the quarter’s financial results. Then Craig will talk about operations and market conditions. Next, we will open the call to questions, and Jon will finish with some closing comments. Tom?

Tom Brown:  Thanks Aaron, and good morning. We are pleased to announce another strong quarter, capping a successful end to our fiscal year that all RLI associates and their fellow shareholders can be proud of. Starting with the combined ratio, we achieved an 87.4 in the quarter, bringing the year-to-date combined ratio in at an 84.5, the same level we achieved in 2014. As I’m sure Craig will reiterate and it certainly bears repeating, 2015 represents our 20th straight year with a combined ratio below 100, as well as the 11th consecutive year below 90, a remarkable achievement. Proper growth has not been east to achieve lately given continued challenging market conditions. So with that in mind, we are pleased to report top-line growth to go along with our sub-90 combined ratios.

For the quarter, gross premiums grew 3% over last year, while net premiums written expanded 5%. Two of our segments, casualty and surety, continued the trend of a combination of growth and underwriting margins in the quarter compared to the same quarter a year ago. Casualty gross written premiums grew 6%, while surety grew 7%. Casualty achieved this growth on the strength of a 92 combined ratio, while surety achieved a 75. The property segment continues to be challenged with regard to catastrophe pricing, and premium was off 7% in the quarter, while the combined ratio was a strong 84. Craig will comment further on this momentarily.

Consistent with prior quarters, favorable reserve releases net of expenses led to an increase in underwriting income of $7.7 million, with a positive impact in each segment. Obviously, the level of reserve releases can be volatile from quarter to quarter, but ultimately our conservative approach to reserving remains an RLI hallmark.

Turning to investments, the fourth quarter represented a bounce back for the equity markets, driving our portfolio’s total return to 1.4% for the quarter and 1.5% for the full year. Given the year-to-date market volatility so far in 2016, let me give a brief update. We are pleased that the downside protection built into our equity strategy has put that portfolio in a better position than the overall S&P 500, with outperformance of a couple of percentage points so far in 2016. Furthermore, the downdraft in equities has been nearly offset by a positive return in our larger bond portfolio. Our diversified high-quality portfolio has served us well, and we don’t expect any significant changes to our approach. With regard to our minority investments, the fourth quarter is a cyclically slow one for Maui Jim, so there isn’t much income statement impact in the quarter. For the year Maui Jim turned in slightly lower earnings due to the expected foreign exchange headwinds and a previously disclosed write-down of a capital asset in the third quarter. Our minority investment in Prime Insurance continues to grow profitably.

There are a couple of tax items to mention that impacted the operating income comparison from last year. First, we receive a tax deduction for dividends we pay that pass through our ESOP. The $2 special dividend in the fourth quarter resulted in a $0.06 per share tax benefit, down $0.02 per share from last year, when the special dividend was $3 per share. In addition, we did not receive a special dividend from Maui Jim this year, whereas last year’s dividend from them produced a $0.04 per share tax benefit. Combined, these two tax items benefited fourth-quarter operating earnings by $0.06 per share compared to $0.12 per share in the fourth quarter of 2014.

All in all, with strong underwriting performance driving our results, book value per share was up 10.5% in 2015, inclusive of dividends. And with that, I will turn the call over to Craig Kliethermes. Craig?

Craig Kliethermes:  Thanks, Tom. Good morning, everyone. A very respectable quarter for our team, an 87 combined ratio with 3% gross written premium growth. We finished another successful year as we were able to record a sub-85 combined ratio, while keeping our top line relatively flat, despite battling a challenging market, some economic headwinds, and a $40 million premium hole left by our exit from crop reinsurance. And as Tom mentioned earlier, this completed two consecutive decades of annual combined ratios below 100, and 11 consecutive years under 90. A great job by our underwriters, our claims staff and all of our Associates. Thank you and congratulations.

The market is challenging, but relatively stable and predictable across most of our portfolio. We continue to grow in products where profitable opportunities present themselves, pruning any underperformers, always with a focus on our hallmark underwriting discipline. Net written premium growth continues to outpace gross as the result of mix, better reinsurance outcomes, and our willingness to take risks where it makes economic sense. We were able to finish the year with our highest net written premium and premium retention in our Company’s history. I’ll talk more about our reinsurance outcomes later.

In our casualty segment, we grew gross premium 6% for the quarter and 8% year-to-date. We continue to see significant growth from our transportation business, up some 30% for the quarter and year-to-date. Still a lot of disruption in this space, also known as pain, in this product line for many in the industry. Our underwriting results continue to be a relative outlier as our team continues to apply its proven, consistent approach and expertise to this market.

We also continue to see double-digit premium growth from our E&S excess casualty and CBIC package businesses. The construction industry continues its slow rebound with increasing competition in this space. Local knowledge and policy terms are a big differentiator when writing contractors, and we have seen some lack of discipline and lack of knowledge from competitors. This will likely come back to bite them over time.

We’ve invested both in additional people and product across our casualty portfolio as we have seen some fallout of people from the M&A activity between quality companies. As you know, we believe the quality underwriters and claims staff who buy into our model are the bedrock of RLI.

Overall, casualty rates have remained slightly positive. Large accounts are consistently under pressure. New business is challenging to find at the right price as everyone is very defensive of their best accounts. Most of the price is being driven by wheels-based business where rates continue to be up 5% to 7%, depending on the class and underwriting performance. We have also seen some pricing improvement on smaller nonmedical professional accounts.

Our property segment has had a challenging year from a revenue perspective. Premium was down 7% for the quarter and 21% year-to-date. Excluding the loss of the crop business, we were still down 6%. We have spent some effort rehabilitating our recreational vehicle business, and of course, our E&S cat-exposed business is under significant pressure. Primary pricing on cat continues to be challenging even after factoring the relatively cheap capital provided by reinsurers and alternative capital. Rates on cat are down about 15% year-to-date, the second straight year of double-digit decreases. When we see larger players writing accounts at 100% of expected model loss, providing three months of extra coverage for no charge and readily deploying $100 million policy limits, we have to wonder if discipline will return anytime soon. Memories are short but paybacks are long in this business. We continue to offer responsible terms and conditions and pick our spots.

On a brighter note, our marine business ended the year with a combined ratio of close to 90. We think we have righted the ship with the right team and the right focus. They continue to get a little bit of rate, while growing about 7% for the quarter.

Our surety segment is enjoying success despite continued competition. Overall, we grew 7% for the quarter and 6% year-to-date, with sub-80 combined ratios on a quarter and year-to-date basis. All products in our surety portfolio contributed underwriting profits for the quarter and the full year. In energy and commercial surety, our growth has mostly been the result of broadening our relationship with existing clients. We continue to see stiff competition and a general lack of discipline with what appears to be cash flow underwriting mentality in this space. For our small miscellaneous business, growth has come from our investments in technology and service.

I did want to mention that on 1/1 we buy approximately 50% of our reinsurance. We were very pleased with the outcomes. With the help of our brokers, we were able to negotiate an approximate 5% risk adjusted rate reduction across our casualty and property placements. We were able to improve upon many of the terms while keeping our reinsured structures and loss retentions almost identical to expiring. The highlight of our placement was securing a two-year deal for our broad casualty treaty, while improving rates, terms, and the security of our panel. This will create security for our underwriters and is an acknowledgment by our reinsurance partners of the quality and consistency of our underwriting, claims handling, and our financial performance.

I want to congratulate all the RLI associates for closing another great year and acknowledge that they are already working hard to deliver on 2016.

Aaron Jacoby:  Great. Thank you, Craig. We can now open the call up for questions.

Operator:  (Operator Instructions) Arash Soleimani.

Arash Soleimani:  A couple questions here. On the expense ratio front, the uptick that we have been seeing in property, is that really just a function of pricing there, or is there something else going through that?

Tom Brown:  It’s Tom Brown. Thanks for the question. I would say it’s two things. As Craig mentioned, we did exit the crop business during 2015. And if you adjust for that, which had a very low expense ratio, you would take the — if you look at it from last year’s basis, it was roughly a pro forma of about 38% to 42%. So that’s probably the biggest driver of that increase. And then, coupled with the decline in the cat and the fire property business, we’ve maintained our underwriting force. We think very highly of them. Pretty consistent with past practice like our general casualty, we kind of hunker down. So the expense will still be there as we get through this tough time. Obviously less premium base is going to make a higher expense ratio for the time being.

Arash Soleimani:  Thanks. And at this point in the cycle, what leverage ratio are you targeting or are you comfortable in going to on a premium to surplus basis?

Craig Kliethermes:  Obviously, we evaluate that based on the risks that we are taking, our portfolio morphs a little bit depending on the risk. Right now, obviously, we have a little bit less cat risk. So certainly that leverage has moved up a little bit over time, and it might move up a little more. But we are close to where we want to be, I think.

Tom Brown:  This is Tom. I would just add we have, as we have said on prior calls, taken a little more net over the last couple years. So it has moved up as a percentage of capital.

Arash Soleimani:  And can you provide, lastly, just maybe a few more comments? You said you were able to get a few more underwriters from some of the shakeout from M&A. Can you talk about maybe what lines you are starting to see — get more traction with? Or what areas?

Craig Kliethermes:  This is Craig Kliethermes. We have hired a handful of people, particularly from the XL Catlin merger and continue to look for people, although I think it’s a little early for the Chubb/ACE merger. But we’ve hired a few people. It takes a little time to ramp up products, so we really don’t want to talk about the products till they are up and going and we have made some kind of press release on them. But we are working diligently to get those products up and going. They are senior underwriters from those teams with a following. Mostly in the casualty space, I’ll help you there. How about that?

Arash Soleimani:  Perfect. Thanks for the answers.

Operator: Randy Binner, FBR.

Randy Binner:  So on reserve release, it was favorable, of course, but it was lower than we expected, and it’s not an easy number for us to forecast. So is there anything unusual timing wise or any color you would add to the amount of redundancy that came through for the fourth quarter?

Tom Brown:  It’s Tom Brown. I’ll start and maybe Craig might want to add. Just in the business, insurance it’s going to vary from quarter to quarter. I’d like to point out, if you go to the full year, it’s pretty consistent, around $60 million favorable release 2014 and 2015, probably plus or minus $1 million. Casualty is down a bit. Most of it is coming from the 2010 through 2011 and even 2013 through 2014 accident years. That’s down, I think, from last year. Property is about $2 million, primarily marine, and again, more current accident years, and surety is — again, across the board, is 2012 and 2014. We take a prudent, conservative approach to reserving. That has not changed. That is a hallmark, as well, of RLI, so the positioning hasn’t changed. Again, I think we would take a longer term view as opposed to a quarter-to-quarter view.

Randy Binner:  Sure. Understood. But within the context of that longer-term view is, did you think the absolute level of redundancies may be coming down for RLI and the group? Empirically, it’s down in 2015 versus 2014 and 2013 before that. Is that the right way to think of it, that it varies, some of the very good underwriting years 2008 and prior and maybe 2012, I guess, is going to be a real good year. Maybe that’s still given some. But is it right to think of those numbers on an absolute basis being lower going forward than where they have been in the last couple of years?

Craig Kliethermes:  This is Craig Kliethermes. All I can attest to is our processes remain the same for probably the last 15 or 20 years. It hasn’t changed in recent years, either. Reserve releases are a function of whether the losses come in worse or better than what we had planned. We continue to plan and budget in the same fashion we always have. So it’s very difficult for us to project or estimate. There’s a lot of randomness in those numbers, as Tom said. If you look at it over a longer term, it looks fairly flat. If you look at it over a quarter, it looks pretty random. Some quarters are good or big releases. Some of them are a little smaller. So your guess is probably as good as ours in regards to whether there is going to be — what the level of reserve releases would be on a go forward basis.

Randy Binner:  Okay. And then I guess the comments just around — you said you’re getting 5% to 10% on commercial. I think you said wheels, but I mean I think it’s mostly commercial auto with you guys. And are you seeing a lot of — I guess, A, is that true, and B, are you still seeing a lot of people exit commercial auto exposures? Can you remind us of where — I think you’re playing in fairly large spaces here.

Craig Kliethermes:  Craig again. So we write auto in a couple places. The biggest, most concentrated places is our transportation space, which is the one I specifically talked about, which does trucking, public autos and, I will say, specialty commercial autos. And in that space, we are seeing — across the board we are seeing rate increases on any commercial wheel-based business. Okay? Now for us, those results have been pretty good. So the increase that we actually think we need is not that great relative to what we are hearing, a lot of pain in the space, particularly in that space.

As part of our package through CBIC or some of our professional liability stuff, our recreational vehicle stuff, we do do auto business there. Other than the RVs, it’s pretty much plain vanilla, a pickup truck or a private passenger type car. The rates are also going up in that space as well. We don’t see as many people exiting that space or maybe as much pain, but certainly the results aren’t where I think people want them to be. And we would say the same thing in that space: we are taking rate in that space where we actually need it. In our transportation space, the first one I talked about, we have actually had really good results, much to the contrary of most of the industry in the trucking and public space.

Randy Binner:  Okay. Great. And just one more, but I missed it in your opening commentary, but you said your 1/1 reinsurance renewals were favorable. I think you said broadly the exposures were about the same. Did you characterize how much lower the price was if your exposure was relatively flat on that?

Craig Kliethermes:  Yes. The risk-adjusted decrease was about 5%. It ranged by placement, but 5% is a pretty good number. We saw decreases across both property and casualty, cat and per risk.

Randy Binner:  All right. Great. Thanks a lot.

Operator:  Jeff Schmidt, William Blair.

Jeff Schmidt:  A quick question for you on the — I actually was curious on the transportation book, too. Are you guys seeing any opportunities with any dislocation from Zurichs or AIGs where there is books being made available? Obviously, the rate increases are pretty good right now, but are you seeing even more opportunities there from a dislocation?

Craig Kliethermes:  This is Craig Kliethermes. I mean we have seen opportunities to roll books of business from certain brokers, particularly in the Zurich and other companies that have had some real difficulties in the space. Unfortunately, when you dig down in the details, we’re not interested in a whole-book rollover in most cases because either they don’t fit our underwriting guidelines or they weren’t willing to accept our pricing. Unfortunately, we still have people in the space that are willing to offer maybe a slightly higher than the expiring carrier but not where we think they need to be for us to make money. So we are going to continue to be disciplined in that space. But it is providing ample opportunity, even though we are not seeing whole-book rollovers.

Jeff Schmidt:  Okay. And a question just on the M&A front. Can you maybe speak to what you’re seeing out there right now? And with the dividend down, does that open up capital for deployment in that way, or what drives the lower dividend compared to last year?

Jon Michael:  It’s Jon Michael. We continue to look at M&A opportunities, just as we always have, and don’t read anything into that lower dividend. It’s just based on our capital needs. Last year we had better capital at the end of the year to return to shareholders.

Jeff Schmidt:  Okay. Thank you. That’s all I had.

Operator:  Mark Dwelle, RBC Capital Markets.

Mark Dwelle:  A couple questions. Staying with the transportation, people have been beating up on this for a bit. It seems like the, I’ll say, above average or very strong growth has persisted there for about three or four quarters now. Are you getting to the point where the pipeline for new business there is starting to lap, or do you still see reasonably good runway to continue to grow at the 20-plus clip that you’ve done for the last few quarters?

Craig Kliethermes:  This is Craig. All I can speak is through year-end, and it didn’t really slow down through year end. The flow of business and submissions continue to be up across all three of those segments that I talked about. I mean I think there’s a lot of pain out there, not just the stuff that has been published but in general just pain in the commercial auto space. We have been fortunate to have avoided that pain, and we’ve seen it as an opportunity for us. So, obviously, the only thing I can say about the future, obviously, is that we notice it changes fairly quickly and rapidly, depending on whether some of those MGAs get new markets, and people’s appetite seems to be — it’s hard to quench for trucking and wheels business. People tend to always think they can make money in that space even after they have gotten burned. So we’re not so optimistic to think that it couldn’t change fairly rapidly.

Mark Dwelle:  To the extent that you are winning account business there, I guess I’m aware more broadly that the trucking and transport sector is one that is seeing shrinking volumes. So are you winning because other carriers are just simply saying this isn’t worth our trouble? We’d rather let these smaller, midsized or whatever sized accounts you are winning accounts go? Or is it because their loss experience has been abysmal and you guys are last man standing or one of the men standing that you get the opportunity to come in and take the account?

Craig Kliethermes:  Well, I think some have thrown in the towel, and certainly we’ve seen that. And I think you guys have seen some announcements about people trying to sell their book of business, certain things like that. So I think some people have thrown in the towel. Some people are trying to get significant rate. And I do think anytime a customer sees a large rate increase that it starts to make them think about am I getting value for what I am paying for. And I think that they look at our transportation unit and they view it to bring some value besides just a piece of paper and a price.

We are experts in that field. We have expert claim people, and our service is exceptional, and we focus on that, and our people are extremely knowledgeable and deep in that space. So I think at that point in time step back and say, even though RLI might be a little more expensive, I think I actually get something for that money, at least that’s what we believe. So we still have competition, but it is — we do have people, like I said, that are trying to get pretty significant increases, but there are a few that have thrown in the towel.

Mark Dwelle:  That’s very helpful on that. A second question that’s just a follow-up to one of the earlier questions related to the reserving, the reserve releases in the quarter — were there any notable additions to reserve by any product or accident year that offset that number lower? What I’m trying to get at is, did you have 10 points of favorable offset by 6 points of unfavorable, or is it just the normal pluses and minuses, just smaller magnitude this quarter?

Jon Michael:  It’s Jon Michael. It’s the latter. It is reserve releases by quarter are really hard to predict, and we have pluses and we have minuses. And we go through a process every quarter, and it is what it is. So there isn’t any pattern to it.

Mark Dwelle:  Okay. Got it. The next question I had related to — you guys do an oil and gas surety business. Could you talk a little bit about that and maybe give some insight on whether the recent carnage in the oil patch is something that creates opportunity for you? Is it creating additional exposure for you? Just trying to understand how what we are seeing in the energy world interplays with your specific type of surety book there.

Craig Kliethermes:  This is Craig again. I can answer that question. We are in the energy surety space, and it is around — about half of that business is offshore and about half of it is onshore. Energy companies are certainly impacted by the price of oil, and right now obviously they are negatively impacted by the price of oil. When you think of energy surety, you have to think of that business as being a dual trigger business in regards to loss. I know a lot of people think surety is associated just with simply a company that might go out of business. But it’s really — energy surety it’s, one, the Company has to not have the resources to basically plug and abandon some property that needs to be plugged and abandoned or that is being abandoned. In our case, we look both at the financial security that an energy company provides and then also at the property that we are bonding. So the particular well that we might be bonding and make sure there are still assets in the ground. And as long as there’s assets in the ground and the world is dependent on hydrocarbons, I think we believe that those assets are going to be worth something even if the energy company would default. So it really is a dual trigger loss situation.

We have been in a situation like this before. If you think back in 2008 oil prices were at about $140 a barrel and they went to $40 a barrel in a fairly short period of time, and it created a fair amount of pressure. We still made it through those years with making an underwriting profit in the business. That being said, we continue to see people that are aggressive in this space. We’ve spent the last 18 to 24 months top grading our portfolio of risks. We look back at that time, and it’s all — there’s some disruption, some very aggressive people in the space, technology was changing. And we also saw an extension to lower-credit companies at that point in time. And we actually went through a process of top grading our portfolio, getting rid of our riskier assets or the riskier insureds. By the way, at that time and even still today, it’s very easy to get off accounts because we have people that are very aggressive and would love to replace us. So it has actually been very easy for us to top grade our accounts. It doesn’t mean that we are not worried. Obviously, we are always worried when there’s a lot of volatility in that space, but I think we are in a better position than most. And we’ve weathered this storm before, so we feel pretty good about our team.

Mark Dwelle:  So just to sum up that response, which was very helpful — thank you. To sum up that response, it’s not particularly a growth opportunity for you at this point in time? Really, probably more accurately, you are shrinking into your best accounts? And then secondly, at least so far, there hasn’t been a real change in the risk profile, at least so far?

Craig Kliethermes:  Right. I would actually look at our portfolio and say the quality of the risks are better. We have been able to grow a little bit but mostly with the best clients, not really growth in account number but breadth of individual accounts that are the best-quality accounts. So we still think there’s an opportunity. I’m not sure it’s today, but we think there will be opportunity when a few of these more aggressive folks end up having a few losses.

Mark Dwelle:  Right. Okay. The very last question I have — just the big winter storms that have impacted the Northeast, do you guys have any particular or are aware of any particular exposures to that or any particular property risks that you are particularly worried about? I’m sure you don’t have any claim numbers at this point, but.

Craig Kliethermes:  Obviously, that’s really a first-quarter event. I mean certainly we have some risks, mostly associated with our treaty business. We write a few treaties in that area. We have had no reported claims to this date, and in a lot of places where our treaty is, it has actually warmed up fairly quickly. So we are not really too worried about the buildup of ice and snow because we think it’s going to melt fairly quickly in those states.

Mark Dwelle:  You’re talking about my house?

Craig Kliethermes:  I hope.

Mark Dwelle:  Thank you very much.

Operator:  Ian Gutterman, Balyasny Asset.

Ian Gutterman:  I was actually going to ask about the surety as well, so maybe I can follow up on some of what Mark asked. First, can you tell me — I assume that you are writing — you are not writing individual wells? Right? You are writing a contractor. So if that contractor has 20 wells, you are writing 20 under one bond, or is there a bond for each well?

Craig Kliethermes:  We could be doing both. So a lot of it is individual wells, but then there are some broad operator bonds that cover the entire account. So — and area-wide bonds as well from time to time, so it can be a mix of both.

Ian Gutterman:  Okay. So how does it work if just, given low prices, the contractor is in okay financial shape, but they just choose to essentially shut down half their wells because it doesn’t make economic sense to pump? Is that a loss event because nothing is being produced, or as long as the contractor is financially solvent, it’s not a loss event?

Craig Kliethermes:  We are only going to plug an abandoned well if they don’t have the financial resources to do so. So we’re not going to do that for them just because they decide they want to shutter a well. They would have to pay to do that themselves.

Ian Gutterman:  Okay, okay. So it has to be financial distress at the contractor that would be the first trigger as opposed to them just choosing not to pump?

Craig Kliethermes:  Financial distress and then they cannot sell the asset or dispose of the asset and find something else. Remember, if there’s oil in the ground and there’s other people that are willing to buy it, they are probably going to continue to pump that oil. So that well does not need to be capped.

Ian Gutterman:  Okay. I would guess I was getting to the issue just I think one of the big reasons prices are down is that everyone is still pumping, even though prices are down, and it sounds like that’s finally starting to change. So there’s sort of voluntary capacity removal. I was wondering if that was an issue. It doesn’t sound like it, I guess. And then the other thing related to that is you mentioned obviously the collateral of the oil in the ground, but if you wrote a — first, I assume these are one-year renewable contracts or are they longer-term in some cases?

Craig Kliethermes:  They can be longer-term.

Ian Gutterman:  So when you priced a contract, I assume you price it at the oil curve of that time, so you might have written something at $80 oil that’s now at $30? Is that fair?

Craig Kliethermes:  That’s possible. Remember, they pay annual premiums, though. So we do have the capability to adjust premium.

Ian Gutterman:  Okay. That’s what I was wondering is just — that’s what I was trying to get at is how does that work? If you assumed — if you price it, I assume that that recoverability was based on what oil was at the time and oil goes down a lot. Yes, the assets are still in the ground, but if they are worth half of what they were, doesn’t that suggest severity has gone up, essentially, and that if there is a loss, it’s going to be a bigger loss?

Craig Kliethermes:  No, I don’t think so. There’s a limit on the bond. I mean there’s certain costs to plug a well, so.

Ian Gutterman:  Okay. But I guess I was just thinking that that second trigger you mentioned, the recoverability of the reserves, is it just the dollar value of that less than it was a year or two ago, so it’s a less valuable offset?

Craig Kliethermes:  Again, as long as somebody is willing to buy the well, I don’t really care what they buy the well for. They now have responsibility to plug that well, so I don’t have to plug it — new ownership.

Ian Gutterman:  Okay. Got it. And then just on the more traditional surety book, it seems the market is concerned that we are having a recession, which I’m not sure I see, but that’s what the market seems to be saying. Where in the traditional surety book might there be concern if we do end up having a broader recession that we could see increased claim activity?

Craig Kliethermes:  Well, anytime there’s a credit event, regardless, that’s where you would expect to see some exposure.

Ian Gutterman:  I’m trying to get a sense of your mix. Is it more residential construction, commercial construction? Are there certain types of sectors or industries where you have a bigger presence?

Craig Kliethermes:  Our surety business is fairly diversified. So we do write contract surety, but we write both commercial and residential exposures across the country. So I don’t know if I’m answering your question.

Ian Gutterman:  No, that’s okay. That’s generally what I presumed. I just wanted to make sure there wasn’t something I hadn’t thought through. Okay. I think that’s all I have. Thank you.

Operator:  If there are no further questions, I will now turn the conference back to Mr. Jonathan Michael. Please go ahead.

Jon Michael:  Thank you all for joining us this morning. Good quarter, good year. Combined ratio sub 85 for the year. By anyone’s measure, that’s very, very good. Eleven consecutive sub-90 combined ratios and 20 years below 100 is not something to sneeze at. Congratulations to all of our associates for that record. It is quite an accomplishment. So, thank you, again, and we will talk to you again next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID of 2468405. This concludes our conference today. Thank you all for participating and have a nice day. All parties may now disconnect.

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